Exhibit 99.1

February 21, 2020

To All Persons Concerned

Name of Company Listed:	Kyocera Corporation
Name of Representative:	Hideo Tanimoto, President and Director
(Code number: 6971, The First Section of the Tokyo Stock Exchange)
Person for Inquiry:	Shoichi Aoki Director, Managing Executive Officer and General Manager of Corporate Management Control Group (Tel: +81-75-604-3500)

Kyocera Enters into Definitive Agreement to Make AVX a Wholly-Owned Subsidiary

and Plans to Commence Tender Offer

Kyocera Corporation (“Kyocera”) announced today that Kyocera and AVX Corporation (“AVX”) have entered into a definitive agreement pursuant to which Kyocera will acquire all the outstanding shares of common stock of AVX not owned by Kyocera via an all-cash tender offer for $21.75 per share (the “Tender Offer”), followed by a second-step merger in which all the outstanding shares of AVX common stock not tendered in the Tender Offer will be converted into the right to receive $21.75 per share of common stock, in cash (the “Transaction”).

As Kyocera announced in its press release “Kyocera Announces Proposal to Acquire Shares it Does not Own of AVX for $19.50 per Share” on November 27, 2019, Kyocera and a special committee consisting of the independent directors of AVX formed by the board of directors of AVX to negotiate and evaluate a potential transaction with Kyocera (the “Special Committee”), have been in discussions regarding Kyocera’s proposal to acquire all the outstanding shares of common stock of AVX not owned by Kyocera.

Kyocera has incorporated Arch Merger Sub Inc., an acquisition vehicle (the “Offeror”), in the United States as a wholly owned subsidiary for the purpose of implementing the Tender Offer and the Transaction. Following the completion of the Tender Offer, the Offeror will merge with and into AVX, with AVX as the surviving company. As a result of the merger, AVX will become a wholly owned subsidiary of Kyocera.

The board of directors of AVX, acting on the unanimous recommendation of the Special Committee, has unanimously determined to recommend the Tender Offer to AVX’s shareholders (other than Kyocera).

The Transaction is subject to customary closing conditions. The Transaction is not subject to any financing condition. The Transaction is currently expected to close in the fourth quarter of the fiscal year ending March 2020.

1.	Objectives of the Transaction, etc.

(1)	Objectives of the Transaction

AVX, a consolidated subsidiary of Kyocera, is a leading worldwide manufacturer and supplier of a broad line of electronic components and interconnect, sensing and control devices and related products. AVX is seeking to expand its product lineup, areas of business and market share through research and development and proactive merger and acquisition activities.

Driven by the spread of technologies such as IoT, 5G, and ADAS, demand in the electronic components industry is expected to increase significantly. Technological innovation and business opportunities are expected to change faster than ever. Kyocera believes that under its global strategy, laying out the framework for rapid expansion, such as technology development, customer acquisition and investment implementation, and leveraging Kyocera’s and AVX’s strengths, are essential in order to gain market share in such ever-changing circumstances. Kyocera considers the Transaction an important initiative to enhance Kyocera group’s corporate value in the medium-to-long-term.

(2)	Second-Step Merger

Following completion of the Tender Offer, the Offeror will merge with and into AVX, with AVX as the surviving company. As a result of the merger, AVX will become a wholly owned subsidiary of Kyocera.

2.	Overview of the Tender Offer

(1)	Tender Offer period (Scheduled)

The Tender Offer is expected to commence within 10 business days from the date the merger agreement was signed (February 21, 2020, Japan time), and will remain open for a minimum of 20 business days after its commencement. If the Tender Offer conditions are not satisfied, Kyocera may be required to extend the Tender Offer period under certain circumstances.

(2)	Type of stock to be acquired

Common Stock

(3)	Tender Offer Price

$21.75 per share of common stock.

Note: The terms and conditions of the Tender Offer have been determined following negotiations with the Special Committee, which was established by the board of directors of AVX to negotiate and evaluate the transaction, by taking into account projected performance of AVX and synergy with Kyocera, as well as third-party experts’ advice. The offer price represents a 44.6% premium over AVX’s closing price as of November 26, 2019 prior to the announcement of Kyocera’s initial proposal and 42.1%, 42.4%, and 34.9% premium over a 1-, 3- and 12- month average closing share price, respectively.

(4)	Capital required for the Transaction

Approximately $1,030 million

The transaction amount reflects the amount required to purchase all shares of common stock not owned by Kyocera. The transaction amount is expected to be financed through cash on hand. The completion of the Transaction is not subject to a financing condition.

(5)	Conditions of Tender Offer

The Tender Offer is subject to customary closing conditions.

(6)	Minimum number of shares tendered

The Tender Offer sets no minimum number of shares to be tendered.

3.	Change in the number of shares of AVX common stock owned by Kyocera as a result of the Tender Offer

Percentage owned prior to the Tender Offer:　72%

Percentage owned after the Tender Offer:　　100% (*)

*Assumes 100% of AVX’s outstanding shares of common stock not owned by Kyocera are tendered in the Tender Offer.

4.	Overview of target company*

(1) Corporate name	AVX Corporation
(2) Address	1 AVX Boulevard, Fountain Inn, SC 29644, USA
(3) Name and title of representative	Chairman, CEO and President: John Sarvis
(4) Business outline	Manufacture and sale of a broad line of electronic components and interconnect, sensing and control devices and related products
(5) Stockholders’ Equity	$2,460,618 thousand (as of December 31, 2019)
(6) Year of incorporation	1972
(7) Number of issued shares	169,180,825 (as of January 31, 2020)
(8) Relationship of listed company to target company
Capital Relationship	Kyocera is the parent company of AVX and currently owns approximately 72% of AVX’s outstanding shares of common stock (121,800,000 shares).
Personal Relationship	Affiliated persons from Kyocera have six out of nine seats on the board of directors of AVX.
Business Relationship	None
Whether to fall under affiliated parties	Kyocera is the parent company of AVX, and AVX is an affiliated party of Kyocera.
(9) AVX’s consolidated operating results and consolidated financial position for the past three years (Thousands of $)
Accounting Period	Fiscal year ended March, 2017	Fiscal year ended March, 2018	Fiscal year ended March, 2019
Stockholders’ Equity	2,216,479	2,243,443	2,384,180
Total Assets	2,477,413	2,672,766	2,813,278
Net Revenue	1,312,661	1,562,474	1,791,790
Net Income	125,785	4,910	271,813

*Based on information from the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) by AVX on May 17, 2019 and the Quarterly Report on Form 10-Q filed with the SEC by AVX on February 5, 2020.

5.	Financial Impact of the Transaction

Kyocera is still reviewing the impact of a consummation of the Tender Offer and the Transaction on its financial results for the fiscal year ending March 31, 2020.

6.	Financial and Legal Advisors

Daiwa Securities / DC Advisory is acting as exclusive financial advisor to Kyocera. Nagashima Ohno & Tsunematsu is acting as Kyocera’s Japanese legal counsel and Davis Polk & Wardwell LLP is acting as its U.S. legal counsel.

Centerview Partners LLC is acting as the financial advisor to the Special Committee and Wachtell, Lipton, Rosen & Katz is acting as its legal counsel. Alston & Bird is acting as legal counsel to AVX.

The details of the Tender Offer will be disclosed on the website of the SEC (http://www.sec.gov)

Forward-Looking Statements

This communication contains forward-looking statements, including statements regarding the potential consummation of an acquisition, which involve a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition; the possibility that the transaction will not be completed; and the impact of general economic, industry, market or political conditions.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions (or the negative of such terms) are intended to identify forward-looking statements.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date of this communication, and Kyocera does not undertake any obligation to update any forward-looking statement except as required by law.

Additional Information and Where to Find It

The tender offer referenced in this communication has not been commenced.  This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that will be filed with the SEC when a tender offer is commenced.  Kyocera and its acquisition subsidiary will file a tender offer statement on Schedule TO and Schedule 13E-3 and thereafter AVX will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.  THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. AVX STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF AVX SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.  The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available for free on the SEC's website at www.sec.gov.  Copies of any documents filed with the SEC by Kyocera will be available free of charge on Kyocera’s internet website at https://global.kyocera.com.  Copies of any documents filed with the SEC by AVX will be available free of charge on AVX’s internet website at http://www.avx.com or by contacting AVX’s Investor Relations Department at +1-864-967-9351 or investor.relations@avx.com.

4